Exhibit 12.1

                        PINNACLE WEST CAPITAL CORPORATION
                    Computation of Earnings to Fixed Charges
                                    ($000's)

                                                     2002        2001        2000        1999        1998
                                                   ---------   ---------   ---------   ---------   ---------
Income From Continuing Operations                  $ 215,153   $ 327,367   $ 302,332   $ 269,772   $ 242,892
Income Taxes                                         138,100     213,535     194,200     141,592     138,589
Fixed Charges                                        220,492     211,958     202,804     194,070     201,184
                                                   ---------   ---------   ---------   ---------   ---------
    Total                                            573,745     752,860     699,336     605,434     582,665

Fixed Charges:
    Interest Expense                                 188,353     175,822     166,447     157,142     163,975
    Estimated Interest Portion of Annual Rents        32,139      36,136      36,357      36,928      37,209
                                                   ---------   ---------   ---------   ---------   ---------
        Total Fixed Charges                          220,492     211,958     202,804     194,070     201,184

Ratio of Earnings to Fixed Charges (rounded down)       2.60        3.55        3.44        3.11        2.89
                                                   =========   =========   =========   =========   =========